Strategic Energy Fund
Financial Statements
December 31, 2003

Deloitte [GRAPHIC OMITTED]                                Deloitte & Touche LLP
                                                          BCE Place
                                                          181 Bay Street
                                                          Suite 1400
                                                          Toronto ON M5J 2V1
                                                          Canada


Report of Independent Registered Chartered Accountants


To the Board of Directors


We have audited the statement of investment portfolio of Strategic Energy Fund (the "Fund") as at December 31, 2003, the statements of net assets as at December 31, 2003 and 2002, and the statements of operations, changes in net assets and financial highlights for the year ended December 31, 2003 and the period from May 9, 2002 to December 31, 2002. These financial statements are the responsibility of the management of the Fund. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Fund as at December 31, 2003 and 2002, and the results of its operations, changes in its net assets and its financial highlights for the year ended December 31, 2003 and the period from May 9, 2002 to December 31, 2002 in accordance with Canadian generally accepted accounting principles.


/s/ Deloitte & Touche LLP


Independent Registered Chartered Accountants

Toronto, Canada
June 11, 2004


Strategic Energy Fund
 Statement of net assets

As at December 31,                                                           2003                     2002
--------------------------------------------------------------------------------------------------------------
Assets
Investments, at estimated fair/market value (Note 2)                      $31,657,644              $16,430,725

Cash and short-term investments                                             3,400,195                1,690,725

Interest receivable and other assets                                           78,486                   28,485
--------------------------------------------------------------------------------------------------------------
                                                                           35,136,325               18,149,935
--------------------------------------------------------------------------------------------------------------
Liabilities

  Management and servicing fees payable                                        66,039                   35,162

  Accrued incentive fee (Note 3)                                              779,336                  207,803

  Accounts payable and other accrued liabilities                              461,349                   54,123
--------------------------------------------------------------------------------------------------------------

                                                                            1,306,724                  297,088
--------------------------------------------------------------------------------------------------------------

Net Assets                                                                $33,829,601              $17,852,847
==============================================================================================================

Number of Units Outstanding                                                 3,503,776                1,938,470
--------------------------------------------------------------------------------------------------------------

Net Asset Value per Unit                                                  $      9.66              $      9.21
==============================================================================================================

The accompanying notes are an integral part of these financial statements.



Approved on behalf of Strategic Energy Fund by the Board of Directors of Strategic Energy Management Corp., the Manager.


/s/ John F. Driscoll                             /s/ Richard Zarzeczny

John F. Driscoll, Director                       Richard Zarzeczny, Director

Strategic Energy Fund
Statement of Operations

                                                                  For the year ended      For the period May 9 to
                                                                        December 31,                 December 31,

                                                                                2003                         2002
-----------------------------------------------------------------------------------------------------------------
Investment Income

  Distributions                                                           $   540,143                $    23,100

  Interest                                                                     71,491                    165,434
-----------------------------------------------------------------------------------------------------------------
                                                                              611,634                    188,534

Expenses (Note 3)

  Management fees                                                             256,026                    130,296

  Fund administration, accounting and audit fees                              473,446                    107,686

  Loan interest & commitment fees                                              31,016                         --

  Servicing fee                                                                94,237                     45,284

  Transfer and custody fees                                                    63,731                     37,264
-----------------------------------------------------------------------------------------------------------------
                                                                              918,456                    320,530

-----------------------------------------------------------------------------------------------------------------

Net Investment Loss                                                          (306,822)                  (131,996)
-----------------------------------------------------------------------------------------------------------------

Net realized gain on sale of investments                                    1,065,276                     52,608

Change in unrealized appreciation of investments                            5,623,295                  1,167,437

Incentive fee paid                                                           (192,692)                      --

Change in incentive fee paid/payable                                         (571,533)                  (207,803)
-----------------------------------------------------------------------------------------------------------------

                                                                            5,924,346                  1,012,243
-----------------------------------------------------------------------------------------------------------------

Increase in Net Assets from Operations                                    $ 5,617,524                $   880,247
=================================================================================================================

The accompanying notes are an integral part of these financial statements.


Strategic Energy Fund
Statement of Net Realized Gains on Sale of Investments

                                                               For the year ended        For the period May 9 to
                                                                     December 31,                   December 31,

                                                                          2003                           2002
-----------------------------------------------------------------------------------------------------------------
Proceeds from sale of investments                                        $ 10,221,253               $    432,000
-----------------------------------------------------------------------------------------------------------------

Cost of investments, beginning of period                                   15,263,288                       --

Return of capital                                                            (150,534)                    (6,712)

Cost of investments, purchased during the period                           18,910,135                 15,649,392
-----------------------------------------------------------------------------------------------------------------

                                                                           34,022,889                 15,642,680

Cost of investments, end of period                                         24,866,912                 15,263,288
-----------------------------------------------------------------------------------------------------------------

Cost of investments sold, during the period                                 9,155,977                    379,392
-----------------------------------------------------------------------------------------------------------------

Net Realized Gain on Sale of Investments                                 $  1,065,276               $     52,608
=================================================================================================================



The accompanying notes are an integral part of these financial statements.


Strategic Energy Fund
Statement of Changes in Net Assets

                                                                             For the year ended    For the period May 9 to
                                                                                   December 31,               December 31,

                                                                                      2003                          2002
--------------------------------------------------------------------------------------------------------------------------
Net Assets, beginning of period                                                        $ 17,852,847          $         10
--------------------------------------------------------------------------------------------------------------------------
Increase in Net Assets from Operations

  Net investment loss                                                                      (306,822)             (131,996)

  Net realized gain on sale of investments                                                1,065,276                52,608

  Return of capital                                                                        (150,534)               (6,712)

  Incentive fee paid                                                                       (192,692)                 --

  Change in unrealized appreciation (depreciation) of investments and
  incentive fee                                                                           5,051,761               959,635
--------------------------------------------------------------------------------------------------------------------------

                                                                                          5,466,989               873,535
--------------------------------------------------------------------------------------------------------------------------

Unitholder Transactions

  Issuance of units                                                                      13,476,020            20,000,000

  Cost of issuance of units                                                              (1,324,565)           (2,554,259)

  Distributions to unitholders                                                             (307,386)                 --

  Redemption of units                                                                      (397,911)                 --

  Repurchase of units                                                                      (936,393)             (466,439)
--------------------------------------------------------------------------------------------------------------------------

                                                                                         10,509,765            16,979,302

Net Increase in Net Assets                                                               15,976,754            17,852,837
--------------------------------------------------------------------------------------------------------------------------
Net Asset Value, end of period                                                         $ 33,829,601          $ 17,852,847
==========================================================================================================================

The accompanying notes are an integral part of these financial statements.

Strategic Energy Fund
Statement of Financial Highlights
                                                                             For the year ended   For the period May 9
                                                                                   December 31,        to December 31,

Data per unit                                                                              2003                   2002
---------------------------------------------------------------------------------------------------------------------
Net Asset Value, beginning of period                                                     $    9.21         $    8.71*

---------------------------------------------------------------------------------------------------------------------
Income from Operations

  Net investment loss                                                                        (0.13)            (0.17)

  Net realized gain on sale of investments                                                    0.45              0.03

  Incentive fee paid                                                                         (0.08)              --
  Change in unrealized appreciation in value of investments and incentive
  fee                                                                                         2.21              0.59
---------------------------------------------------------------------------------------------------------------------
                                                                                              2.45              0.45
---------------------------------------------------------------------------------------------------------------------
Unitholder Transactions

  Cost of issuance of units                                                                  (0.38)              --

  Distribution to unitholders                                                                (0.12)              --

   Gain on repurchase/redemption of units                                                     0.08              0.05

   Dilution on issuance of units                                                             (1.58)              --
---------------------------------------------------------------------------------------------------------------------

                                                                                             (2.00)             0.05
---------------------------------------------------------------------------------------------------------------------
Net Asset Value, end of period                                                           $    9.66         $    9.21
=====================================================================================================================
Ratios/Supplemental Data

  Average net assets, for the period ($ millions)                                        $   21.81         $   17.48

  Total net assets, end of period ($ millions)                                           $   33.83         $   17.85
=====================================================================================================================

* Initial offering price of $10, net of issue costs of $1.29
The accompanying notes are an integral part of these financial statements.

Strategic Energy Fund
Statement of Investment Portfolio

As at December 31, 2003
--------------------------------------------------------------------------------------------------------------------------
                                                                                                    Estimated
                                                             Shares/Units                          Fair Value        % of
Investments                                                          Held        Average Cost        (note 2)  Net Assets
--------------------------------------------------------------------------------------------------------------------------
Private Issuers
Blizzard Energy Inc.                                            1,250,000        $  1,000,000     $ 1,000,000       2.95%
C1 Energy Ltd.                                                    658,000             394,800         394,800       1.17%
Duvernay Oil Corp.                                                119,053           1,000,050         744,081       2.20%
Lightning Energy Ltd.                                             327,000           1,308,000       1,308,000       3.87%
Opti Canada Inc. Cl. C Voting                                      69,000           1,000,500       1,117,800       3.30%
Revolution Energy Inc.                                            900,000           1,035,000       1,035,000       3.06%
Wireless Networks Inc. (Note 7)                                23,750,000             500,000         500,000       1.48%
Stylus Exploration Inc.                                         1,753,000             438,250         438,250       1.30%
--------------------------------------------------------------------------------------------------------------------------
                                                                                    6,676,600       6,537,931      19.33%
--------------------------------------------------------------------------------------------------------------------------
                                                                   Shares                                            % of
Investments                                                          Held        Average Cost    Market Value  Net Assets
--------------------------------------------------------------------------------------------------------------------------
Junior Energy Issuers
Argo Energy Ltd., Restricted (Exp. 04/05/04)                      500,000           1,000,000       1,250,000       3.70%
Bear Creek Energy Ltd.                                            451,500           1,343,750       1,783,425       5.27%
Blue Mountain Energy Ltd., Restricted (Exp. 04/20/04)             140,000             840,000         894,600       2.64%
Blue Mountain Energy Ltd.                                          63,725             397,644         407,203       1.20%
Blue Mountain Energy, Warrants (Exp. 12/19/05)                     70,000                   -          27,300       0.08%
Connacher Oil & Gas Ltd., Restricted (Exp. 04/09/04)              952,500           1,000,125       1,524,000       4.51%
Crispin Energy Inc., Restricted (Exp. 04/09/04)                   750,000             825,000         862,500       2.55%
Endev Energy Inc., Restricted (Exp. 01/12/04)                     452,100             813,780       1,107,645       3.27%
Fairborne Energy Ltd.                                             650,000           1,300,000       3,575,000      10.57%
Luke Energy Ltd.                                                  345,000             500,250         607,200       1.79%
NuVista Energy Ltd., Restricted (Exp. 01/12/04)                   100,000             693,000         795,000       2.35%
Ranchgate Energy Inc.                                             368,421             350,000         386,842       1.14%
Resolute Energy Inc.                                              340,000             771,800       1,098,200       3.25%
StarPoint Energy Ltd., Restricted (Exp. 02/01/04)                 105,000             263,550         473,550       1.40%
StarPoint Energy Ltd.                                              80,667             237,601         363,808       1.08%
Tempest Energy Corp., Cl. A                                       362,500           1,450,000       2,120,625       6.27%
Tiverton Petroleums Ltd.                                          575,500             213,024         281,995       0.83%
Triquest Energy Corp.                                             300,000             900,000         924,000       2.73%
Vaquero Energy Ltd.                                               110,000             291,500         341,000       1.01%
Winstar Resources Ltd., Restricted (Exp. 04/05/04)                476,000             499,800         575,960       1.70%
--------------------------------------------------------------------------------------------------------------------------
                                                                                   13,690,824      19,399,853      57.34%

Statement of Investment Portfolio, continued
--------------------------------------------------------------------------------------------------------------------------
                                                        Shares                               Estimated Fair/         % of
                                                          Held              Average Cost        Market Value   Net Assets
--------------------------------------------------------------------------------------------------------------------------
Income Trusts
ARC Energy Trust                                        47,500                   544,085             700,150        2.07%
Bonavista Energy Trust                                  30,000                   483,900             629,700        1.86%
Crescent Point Energy Trust                             67,197                   798,051             890,360        2.63%
Enerplus Resources Fund                                 23,000                   569,073             905,050        2.68%
Focus Energy Trust                                      30,000                   300,900             450,000        1.33%
Inter Pipeline Fund, Cl. A                              70,000                   477,222             543,200        1.61%
Trinidad Energy Services Trust                         100,000                   563,000             681,000        2.01%
Vermilion Energy Trust                                  60,000                   763,257             920,400        2.72%
--------------------------------------------------------------------------------------------------------------------------
                                                                               4,499,488           5,719,860       16.91%
--------------------------------------------------------------------------------------------------------------------------
Total portfolio of investments                                              $ 24,866,912          31,657,644       93.58%
Cash and other assets, net of liabilities                                                          2,171,957        6.42%
--------------------------------------------------------------------------------------------------------------------------
Total Net Assets                                                                                $ 33,829,601      100.00%
==========================================================================================================================

Note:  Percentage of net assets shown relates to investments at estimated/fair/market value to total net assets of the Fund.

The accompanying notes are an integral part of these financial statements.

STRATEGIC ENERGY FUND

Notes to Financial Statements
December 31, 2003

NOTE 1 - ORGANIZATION OF THE FUND
Strategic Energy Fund (the "Fund") is a closed-end investment trust established under the laws of the Province of Ontario pursuant to a trust agreement amended and restated as of April 14, 2003 (the "Trust Agreement") and began operations on May 9, 2002. Strategic Energy Management Corp. (the "Manager"), a corporation incorporated under the laws of the Province of Ontario, is the manager of the Fund. Computershare Trust Company of Canada (the "Trustee") is the trustee of the Fund.

The Fund's Investment objectives are: i) to provide holders of the units (the "Unitholders") with an opportunity for superior rates of return, principally in the form of long-term capital appreciation; and ii) a cost-effective method of reducing investment risk through a diversification strategy focused on investment opportunities within the Canadian energy sector.

The portfolio will consist primarily of interests in early stage energy companies and, to a limited extent, special energy issuers.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
These financial statements have been prepared in accordance with Canadian generally accepted accounting principles.

The significant accounting policies of the Fund are as follows:

Valuation of investments
The value of any security which is listed on a stock exchange or traded on an over-the-counter market will be the last sale price applicable to a board lot prior to the time of determination of Net Asset Value or if no such sale price is available at that time, but if bid and ask quotations are available, at the average of the bid and the ask price, rather than the quoted sale price. Securities which are listed on a stock exchange or traded over-the-counter and which are subject to a hold period or other trading restrictions will be valued as described above, with an appropriate discount as determined by the Manager, acting reasonably.

The value of any security or other asset for which no published market exists, including securities of private issuers, will be determined by the Manager in accordance with the following: (i) such securities or other assets will normally be carried at cost unless: (a) there is an arm's length transaction which in the Manager's reasonable opinion establishes a different value, or
(b) a material change in the value of an issuer occurs, including as a result of a writedown of its assets on its audited balance sheet or the preparation of a valuation of the issuer or of a substantial portion of its assets by a qualified independent person, in which event the value will be increased or decreased, as appropriate, to the resulting fair value.

The process of valuing investments for which no published market exists is based on inherent uncertainties and the resulting values may differ from values that would have been used had a ready market existed for the investments and may differ from the prices at which the investments may be sold. These differences could be material to the fair value of investments as a portfolio.

The difference between the market or fair value and the average cost of the investments is recorded as an unrealized appreciation (depreciation) of investments.

Investment transactions and income recognition
Investment transactions are accounted for on a trade-date basis. Distributions and royalty income, if any, are recorded on the ex-dividend date. Interest is recorded on an accrual basis. Gains or losses arising from the sale of investments and unrealized appreciation or depreciation in value of investments are determined on an average-cost basis.

Income taxes
The Fund qualifies as a mutual fund trust under the provisions of the Income Tax Act (Canada) and, accordingly, is subject to tax on net income including net realized capital gains in the tax year, which is not paid or payable to Unitholders during the year. It is the intention of the Fund to distribute all of its net income and sufficient net realized capital gains so that the Fund will not be subject to income taxes other than foreign withholding taxes, if applicable.

Unit valuation
The units of the Fund are valued as of 4:15 p.m. (Eastern Time) on each Wednesday ("Valuation Date") during the year (or, if a Wednesday is a non-business day, the next business day following such Wednesday). Additional valuation days are the last business day of each quarter and December 31 of each year. The net asset value per unit is calculated as the value of the Fund's assets less its liabilities divided by the number of units outstanding at the time.

Use of estimates
The preparation of financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the amounts of income and expense during the reported period. Actual results could differ from those estimates.

NOTE 3 - MANAGEMENT FEES AND OPERATING EXPENSES

Management fee
The Manager of the Fund provides investment and administrative services to the Fund for which it receives a management fee payable, in cash, monthly at a rate of 1/12 of 1.10 per cent of the average Net Asset Value of each weekly published Valuation Date in the month. The Manager has retained Sentry Select Capital Corp., a company controlled by the shareholder of the Manager, to provide investment advisory services to the Fund for which it is paid an investment advisory fee by the Manager.

Incentive fee
The Incentive Fee is based on the relative performance of each of the Fund's realized investments and will be paid in cash.

The Incentive Fee will be equal to 20% of the difference, if positive, between the net capital gain earned by the Fund in respect of each realized investment and the amount that the Fund would have earned on such investment if the simple rate of return thereon had been equal to the simple rate of return of the S&P/TSX Oil & Gas Producers Index during the period from the date of acquisition of such investment up to and including the date of realization.

The Manager will pay 25% of any Incentive Fee received by it, plus applicable taxes, to dealers on a proportionate basis according to the number of Trust Units held by their respective clients at the end of the month preceding the month in which the Incentive Fee is received.

In the event that there is a loss on an investment in circumstances where there was a positive simple rate of return on the S&P/TSX Oil & Gas Exploration and Production Index during the applicable investment period, the amount of such loss plus the amount that the Fund would have earned on such investment if the simple rate of return thereon had been equal to the simple rate of return of the S&P/TSX Oil & Gas Exploration and Production Index during the period from the date of acquisition of such investment up to and including the date of realization will be carried forward, on a cumulative basis, to reduce the Incentive Fee payable in respect of subsequent gains.

In the event that there is a loss on an investment in circumstances where there was a negative simple rate of return on the S&P/TSX Oil & Gas Exploration and Production Index during the applicable investment period, a portion of such loss will be carried forward, on a cumulative basis, to reduce the Incentive Fee payable in respect of subsequent gains. Such portion will be equal to the amount of the loss, if any, which exceeds the amount that the Fund would have lost on such investment if the negative simple rate of return thereon had been equal to the negative simple rate of return of the S&P/TSX Oil & Gas Exploration and Production Index during the period from the date of acquisition of such investment up to and including the date of realization. The Incentive Fee will be determined based upon the cash proceeds received by the Fund from the realization of an investment. In the event that the Fund receives non-cash proceeds (such as securities) upon the realization of an investment, the Incentive Fee will not be calculated or become payable until such non-cash proceeds are sold for cash.

During 2003, the Fund paid $192,692 (2002 - nil) to the Manager under this Incentive Fee provision.

Other fees and expenses
The Fund is responsible for paying a Servicing Fee to dealers, of 0.4 per cent of the net asset value per annum, calculated and payable at the end of each quarter.

The Fund is responsible for payment of all expenses relating to the operation and the carrying on of its business, including legal, audit, trustee, custodial and safekeeping fees, taxes, brokerage commissions, operating and administrative costs, investor servicing, costs of financial and other reports and prospectuses of the Fund.

The expenses incurred by the Manager and the Investment Advisor related to the provision of management and investment advisory services, including the cost of employing management and staff and the related general and administrative expenses, are for the account of such parties and not for the account of the Fund.

The Fund will pay or reimburse the Manager for all expenses incurred in connection with the operation and administration of the Fund.

NOTE 4 - UNITS

The authorized capital of the Fund consists of an unlimited number of units. Each Unitholder in the Fund acquires units, which represent an undivided interest in the net assets of the Fund. All units are of the same class with equal rights and privileges and are entitled to one vote at any meeting of the Unitholders and to equal participation in any distributions made by the Fund.

On May 9, 2002 the Fund issued an initial 2,000,000 units at a price of $10 per unit. The Fund issued to the holders of its outstanding units of record at the close of business on March 13, 2003, rights to subscribe for Fund units. Each Unitholder received one right for each unit held. Four rights entitled the holder to subscribe for one Fund unit at a price of $7.00 per Fund Unit by 4:00 p.m. on April 7, 2003. A total of 354,860 units (1,419,440 rights) were subscribed for.

On November 6, 2003, the Fund issued 1,250,000 units at a price of $8.00 per Unit for total gross proceeds of $10,000,000 pursuant to an offering. Pursuant to an over-allotment option, an additional 124,000 units were issued for total gross proceeds of $992,000 in early December.

The Fund has in place a redemption program (the "Right of Redemption Program"). Under this program, the Fund will redeem units, at a price of 95% of the net asset value per trust unit as at the last business day of March each year (the "Redemption Valuation Date"), up to a maximum of 2.5% of the outstanding Fund units as at March 1 of such year. This program is restricted to those units surrendered for redemption between March 1 and 5:00 p.m. (Eastern Time) on the fifth business day prior to March 31 (the "Notice Period"). In 2003, a total of 47,090 units were redeemed at $8.45, for a total redemption amount of $397,910.50.

The Fund has in place a mandatory market purchase program (the "Mandatory Market Purchase Program"). Under this program, the Fund will be obligated, on a best efforts basis, to purchase units at the prevailing market price, if the market price at which Unitholders are then offering their units for sale is less than 90% of the latest determined net asset value per unit. This program was subject to a maximum of 1.25% of the number of Units outstanding at the beginning of such calendar quarter, until March 31, 2003. For the period April 1, 2003, to March 31, 2004, this program is subject to a maximum of 1.00% per quarter. Pursuant to this program a total of 54,764 Fund Units were purchased at an average price of $8.1039 in 2003.

The Fund has in place a normal course issuer bid program (the "Normal Course Issuer Bid"). This program through the facilities of the Toronto Stock Exchange (the "TSX") was in effect from November 20, 2002 to November 19, 2003. Under this program, the Fund was able to purchase up to 175,500 units at the prevailing market price, in accordance with the by-laws and rules of the TSX. Pursuant to this program a total of 23,100 Fund units were purchased in 2002 and 61,700 in 2003. A subsequent Normal Course Issuer Bid started November 28, 2003, under which the Fund is able to purchase up to 296,900 units. No units were purchased through the subsequent Normal Course Issuer Bid.

Fund Units
                                                               2003                 2002
Balance, beginning of period                              1,938,470                    0
Initial Fund units issued                                      --              2,000,000
Mandatory Market Purchase Plan                              (54,764)             (38,430)
Normal Course Issuer Bid program                            (61,700)             (23,100)
Redemption                                                  (47,090)                --
March Rights offering                                       354,860                 --
November offering                                         1,250,000                 --
December over-allotment                                     124,000
-----------------------------------------------------------------------------------------
Balance, end of period                                    3,503,776            1,938,470
-----------------------------------------------------------------------------------------

NOTE 5 - DISTRIBUTIONS
Pursuant to its Declaration of Trust, the Fund is required to distribute at least 25% of the net realized capital gains, if any, and at least 50% of its net taxable income, if any, to Unitholders on an annual basis.

The Fund began to pay monthly distributions to unitholders in June of 2003. The first distribution was $0.0175 per unit on June 30, 2003 to unitholders of record on June 16, 2003. Each subsequent monthly distribution was also $0.0175 per unit.

Unitholders have the option of receiving their distributions either in cash or in the form of additional Trust Units by way of automatic reinvestment.

NOTE 6 - BANK LOAN
In October 2003, the Fund secured a $4 million credit facility, secured by a Security Interest pledge of the Portfolio. The facility bears interest at the prime rate. No amount was outstanding on this facility at December 31, 2003.

NOTE 7 - WIRELESS NETWORKS/SPRY ENERGY
On March 8, 2004 unitholders of Wireless Networks Inc. will vote on a proposal that would see the company's assets acquired by Spry Energy Ltd. The Fund will own 23,750,000 shares of Wireless Networks if the transaction is approved. The shares will be consolidated on a 95:1 ratio.

NOTE 8 - RISK FACTORS

The following are certain considerations relating to an investment in Units that prospective investors should consider before purchasing such securities:

Types of issuers
The Fund invests in small and medium-sized issuers, many of which have limited or no operating history. Some of these investments may require a number of years in order to mature and generate expected returns and some may prove to be unsuccessful. Trading prices of the public issuers in which the Fund invests may be volatile, which may result in volatility in the Net Asset Values. Oil and gas companies may also experience unforeseen production declines.

The Manager attempts to mitigate these risks by maintaining a diversified portfolio and by focusing on issuers with strong, experienced management teams which have proven track records. Investments in private issuers are focused upon issuers whose business plans anticipate a public offering or other liquidity event within four years, thereby reducing to some extent the liquidity risks associated with investments of this nature.

Performance of issuers
The NAV per Unit will vary according to the value of the securities in which the Fund invests, which will depend, in part, upon the performance of the issuers of such securities. Additionally, external economic forces can affect the competitive strength and profitability of the businesses represented by these securities, which would significantly affect the value of such securities.

The amount of distributions available for payment to Unitholders will depend in part on the amount of distributions paid by the issuers of the securities held by the Fund in the portfolio. The Fund cannot predict whether the securities of issuers held by it will trade at a discount from, a premium to, or at the net asset values of the issuers of such securities or when or if distributions on such securities will be made. It is possible that, due to declines in the market values of securities in the portfolio, the Trust will have insufficient assets to achieve in full its monthly distribution and capital preservation and enhancement objectives.

The Trust may make investments in issuers that have low trading volumes. Accordingly, it may be difficult for the Trust to make trades in these issuers without adversely affecting the price of such issuers and consequently the NAV of the Trust.

Interest rate fluctuations
It is anticipated that the market price for the Units at any given time will be affected by the level of interest rates prevailing at such time. A rise in interest rates may have a negative effect on the market price of the Units.

Commodity price and currency fluctuations
The operations and financial condition of resource-based issuers in which the Fund will invest and, accordingly, the amount of distributions paid on their securities will be dependent on prices applicable to the commodities sold by such issuers. Prices for commodities may vary and are determined by supply and demand factors, including weather and general economic and political conditions and other conditions or circumstances beyond the control of the issuers of these securities. A decline in commodity prices could have an adverse effect on the operations and financial condition of such issuers and the value of, and amount of distributions paid on, their securities. In addition, energy prices are denominated generally in U.S. dollars. Accordingly, a decrease in the value of the U.S. dollar against the Canadian dollar could reduce the amount of distributions paid on such securities.

NOTE 9 - DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP")

The Fund's financial statements have been prepared in accordance with Canadian Generally Accepted Accounting Principles. These principles, as they apply to the Fund, do not differ in any significant way from generally accepted accounting principles in the United States ("US GAAP"), other than the Fund's policy for the valuation of any security or other assets for which no published market exists, including securities of private issuers (as described in note 2). Under US GAAP, the Fund's valuation policy approximates the fair value of the investment. There are no material reconciling items to conform these financial statements with US GAAP.

NOTE 10 - STATEMENT OF FINANCIAL HIGHLIGHTS
The following explanatory notes pertain to the Statements of Financial
Highlights:
(a) Net investment income (loss) per unit is calculated based on the weighted average number of units outstanding during the year.
(b) Cost of issuance of units is calculated based on the units outstanding after the issuance.
(c) Distributions to unitholders are based on the number of units outstanding on the record date for each distribution.
(d) Gain on repurchase/redemption of units is based on the difference between the net asset value per unit and the repurchase/redemption price, divided by the number of units outstanding after the repurchase/redemption.
(e) Dilution on issuance of units is calculated based on the difference between the net asset value per unit, and the net proceeds per unit issued, divided by the number of units outstanding after the issuance.